PHOENIX NETWORK, INC.

                              INDEX TO EXHIBITS

       11       Statement of Computation of Per Share Earnings




















































      Exhibit 11
                          PHOENIX NETWORK, INC.
                 Statement of Computation of Per Share Earnings
                               Three     Three     Six          Six
                               Months    Months    Months       Months
                               Ended     Ended     Ended        Ended
                               6/30/94   6/30/95   6/30/94      6/30/95
     Primary
     Net income (loss)        $(434,486) $146,704  $(977,257)   $274,707
     Preferred stock
     dividend                   (54,357)  (63,701)  (108,766)   (126,891)
                             ___________ __________ _________   __________
     Adjusted net income(loss)$(488,843) $ 83,003 $(1,086,023)  $147,816
                             ___________ __________ __________ __________
                             ___________ __________ __________ __________
     Weighted average number
     of common shares
     outstanding              11,056,851  11,847,360 10,979,664 11,628,181

     Dilution from assumed
     exercise of options and
     warrants using the
     treasury stock method           -      1,202,094      -     1,159,920
                            ______________ ____________ _________ ___________

     Total weighted
     average shares         11,056,851   13,049,454  10,979,664  12,788,101
                            ____________  __________  ___________ ___________
                            ____________  __________  ___________ ___________
    Net income (loss) per
    common share                $(0.04)        $0.01     $(0.10)      $0.01
                            ____________  ___________  ___________ __________
                            ____________  ___________  ___________ __________
    Fully Diluted
    Net Income (loss)        $(434,486)     $146,704   $(977,257)   $274,707
                            _____________   __________ ___________  ________
                            _____________   __________ ___________  ________
    Weighted average number
    of shares outstanding:
    Primary                  11,056,851   13,049,454   10,979,664  12,788,101

   Convertible preferred      1,681,046    1,595,431    1,681,046   1,595,431
    stock conversion
   Dilution from assumed
    exercise of options
    and warrants using
    the treasury stock
    method                    1,422,419          -      1,648,162        -
                             __________    _________    __________    _________

        Total                14,160,316    14,644,885  14,308,872  14,383,532
                             __________    __________  ___________  ___________
                             __________    __________  ___________  ___________
    Net income (loss) per
    common and common
    equivalent share          $(0.03)         $0.01        $(0.07)      $0.02
                             __________    ___________  ___________   _________
                             __________    ___________  ___________   __________





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